Exhibit 99.3

Unaudited Pro Forma Combined Financial Statements

On April 17, 2015, Xplore Technologies Corp. ("Xplore") filed a Current Report on Form 8-K to report that on that date, Xplore had completed the acquisition of certain assets of Motion Computing, Inc. and its subsidiaries ("Motion"). The following unaudited pro forma combined condensed balance sheet and statement of operations combines the balance sheet data for Xplore and Motion as of March 31, 2015 and the statement of operations data for Xplore and Motion for the year ended March 31, 2015, as if the acquisition had been completed on April 1, 2014. The pro forma financial information is based upon the historical consolidated financial statements of Xplore and Motion and the assumptions, estimates, and adjustments described in the notes to the unaudited pro forma combined financial statements. The assumption, estimates, and adjustments are preliminary and have been made solely for purposes of developing such pro forma information. The unaudited pro forma combined financial statements include adjustments that have been made to reflect the preliminary purchase price allocations. The preliminary allocations represent estimates made for purpose of these pro forma financial statements and are subject to change upon a final determination of fair value.

The unaudited pro forma combined financial statements are presented for illustrative purposes only and are not necessarily indicative of the consolidated financial position and consolidated results of operations of Xplore that would have been reported had the acquisition occurred on the dates indicated, nor do they represent a forecast of the consolidated results of operations of Xplore for any future period. Furthermore, no effect has been given in the unaudited pro forma combined statements of operations for potential synergistic benefits or cost savings that may be realized through the acquisition of the Motion operations by Xplore or costs that may be incurred in integrating the Motion assets into Xplore. The unaudited pro forma combined financial statements should be read in conjunction with the audited consolidated financial statements and related notes, together with management’s discussion and analysis of financial condition and results of operations, contained in Xplore’s Annual Report on Form 10-K for the period ended March 31, 2015, which is on file with the SEC, and the audited financial statements of Motion included in this Form 8-K.

XPLORE TECHNOLOGIES CORP.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

AS OF MARCH 31, 2015

(In thousands, except per share data)

(Historical)

	Xplore	Motion	Pro forma Adjustments		Pro forma Combined
ASSETS
Cash	$19,455	$373	$9,079	(A)	$19,828
			(9,079)	(B)
Accounts receivable, net	6,633	6,736			13,369
Inventory, net	7,883	6,418	(1,000)	(B)	13,301
Prepaid expenses and other current assets	315	248	137	(B)	700
Total current assets	34,286	13,775	(863)		47,198
Fixed assets, net	1,030	1,651	(1,137)	(B)	1,544
Other assets	—	402	(402)	(C)	—
Goodwill	—	—	14,814	(B)	14,814
Intangible assets	—	—	2,400	(B)	2,400
	$35,316	$15,828	$14,812		$65,956
LIABILITIES, REDEEMABLE PREFERRED STOCK & SHAREHOLDERS' EQUITY
Current Liabilities:
Long-term debt & accrued interest in default	$—	$29,276	$(29,276)	(C)	$—
Accounts payable & accrued liabilities	4,976	16,866	(3,905)	(C)	17,937
Deferred revenue	32	4,919	(491)	(B)	4,460
Total current liabilities	5,008	51,061	(33,672)		22,397
Deferred revenue	1,033	4,636	(464)	(B)	5,205
Non-current warranty liabilities & other	484	46	(46)	(C)	484
Revolving line of credit	—	—	9,079	(A)	9,079
Total liabilities	6,525	55,743	(25,103)		37,165
Redeemable preferred stock	—	92,139	(92,139)	(C)	—
Shareholders' equity:
Common stock	11	7	(7)	(C)	11
Additional paid-in-capital	168,379	—	—		168,379
Accumulated other comprehensive income	—	130	(130)	(C)	—
Accumulated deficit	(139,599)	(132,191)	132,191	(C)	(139,599)
Total shareholders' equity	28,791	(132,054)	132,054		28,791
	$35,316	15,828	14,812		65,956

XPLORE TECHNOLOGIES CORP.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

FOR YEAR ENDED MARCH 31, 2015

(In thousands, except per share data)

(Historical)

	Xplore	Motion	Pro forma Adjustments		Pro forma Combined

Revenue	$42,639	$78,753	$(491)	(D)	$120,901
Cost of revenue	28,320	59,684	(368)	(D)	87,636
Gross profit	14,319	19,069	(123)		33,265
Operating expenses:
Sales, marketing and support	6,352	13,345	(1,371)	(E)	18,326
Research and development	3,537	5,472	(1,175)	(E)	7,834
General administrative	4,103	6,153	(1,093)	(E)	9,163
Total operating expenses	13,992	24,970	(3,639)		35,323
Income (loss) from operations	327	(5,901)	3,762		(2,058)
Interest	(8)	(2,858)	2,557	(F)	(309)
Change in fair value of warrant	—	1,833	1,833	(G)	—
Other	(31)	(822)	(400)	(H)	(1,253)
Income (loss) before income taxes	288	(7,748)	4,086		(3,620)
Income tax expense (benefit)	39	61	—		100
Net income (loss)	$249	$(7,809)	$4,086		$(3,720)
Net income (loss) per share
Primary	$0.03	$—	$—		$(0.43)
Fully-diluted	$0.03	$—	$—		$(0.43)
Weighted average shares outstanding
Primary	8,604	—	—		8,604
Fully-diluted	8,759	—	—		8,604

XPLORE TECHNOLOGIES CORP.

NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION

Description of the Transaction and Basis of Presentation

The unaudited pro forma condensed combined financial statements have been prepared based on Xplore’s and Motion’s historical financial information, giving effect to the acquisition and related adjustments described in these notes. Xplore prepares its consolidated financial statements in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). Certain note disclosures normally included in the financial statements prepared in accordance with U.S. GAAP have been condensed or omitted, as permitted by the Securities and Exchange Commission rules and regulations.

On April 16, 2015, Xplore’s wholly-owned subsidiary (the “Purchaser”) entered into a Foreclosure Purchase and Sale Agreement (the “Purchase and Sale Agreement”) with Motion and Square 1 Bank, Motion’s senior secured lender (“Square 1”), pursuant to which the Purchaser agreed to purchase certain assets of Motion, including cash, cash equivalents, accounts receivable, inventory, equipment, personal property and other assets, for an aggregate purchase price of approximately $9 million in cash, plus the assumption of approximately $8 million in certain liabilities of Motion, net of current assets, subject to the terms and conditions thereof (the “Motion Acquisition”). The assumed liabilities included certain accounts payable and obligations for service contracts and product warranties. The closing of the Motion Acquisition occurred on April 17, 2015.

We have accounted for the acquisition under the acquisition method of accounting in accordance with the provisions of FASB ASC Topic No. 805 Business Combinations (ASC 805). The total purchase price for the Motion assets was approximately $9 million and was comprised of cash consideration paid by Xplore to Square 1.

Under the acquisition method of accounting under ASC 805, the total estimated purchase price of the acquired company is allocated to the assets acquired and the liabilities assumed based on their fair values. We have made significant estimates and assumptions in determining the preliminary allocation of the purchase price. The preliminary allocation of purchase consideration is subject to change based on further review of the fair value of the assets acquired and liabilities assumed. The following table is the allocation of the purchase price (in thousands, except years):

	Fair Value	Weighted Average Estimated Useful Life (In Years)
Cash and cash equivalents	$373
Accounts receivable	6,736
Inventory	5,418
Other assets	385
Fixed assets	514
Goodwill	14,814
Identifiable intangible assets	2,400	6
Accounts payable and accrued liabilities	(12,961)
Deferred revenue	(8,600)
Total purchase price	$9,079

Goodwill represents the excess of the fair value of consideration given over the fair value of the tangible assets, identifiable intangible assets and liabilities assumed in a business combination and the potential synergy of combining the operations of Xplore and Motion.  We expect the entire amount of goodwill recorded in this acquisition will be deducted for tax purposes ratably over a 15 year period.  The identified intangible assets consist of trademarks, copyrights, and developed technology, including patents.  The estimated fair values of the trademark, copyrights and developed technology were determined using the “Relief from Royalty” method.  Trademark, developed technology, non-compete and customer relationship will be amortized on a straight-line basis over their estimated useful lives.  We expect the amortization of acquired intangibles will be approximately $400,000 per year for the remaining estimated useful lives.

Pro Forma Adjustments

The unaudited pro forma combined financial information has been prepared to illustrate the effect of the Motion Acquisition. The historical consolidated financial statements have been adjusted in the unaudited pro forma combined financial information to give effect to the pro forma events that are directly attributable to the Motion Acquisition, factually supportable and expect to have a continuing impact on the combined results of Xplore and the acquired Motion operations. Furthermore, no effect has been given in the unaudited pro forma combined statements of operations for potential synergistic benefits or cost savings that may be realized through the combination of the acquired Motion operations and Xplore or costs that may be incurred in integrating the acquired Motion operations and Xplore.

The pro forma adjustments included in the unaudited pro forma combined statements of operations are as follows:

(A)	Adjustments to reflect that Xplore borrowed the purchase price from Square 1.

(B)	Adjustments to reflect Xplore’s purchase of certain Motion assets and liabilities from Square 1 for $9,079, with adjustment to the fair value of those assets.

(C)	Adjustments to eliminate assets and liabilities that were not acquired.

(D)	Adjustment to account for reduction in deferred revenue arising from fair value assessment.

(E)	Adjustments to eliminate headcount related costs related to former Motion employees who were not employed by Xplore and such positions were assumed to have been eliminated as a combined entity.

(F)

Adjustment to eliminate interest expense of approximately $2,557 for the year ended March 31, 2015 from Motion’s statement of operations for debt that was not assumed and Xplore’s reduced amount of borrowings under its revolver line of credit.

(G)	Adjustment to eliminate change in fair value of warrant valuation, which was directly impacted by the transaction and does not apply to Xplore.

(H)	Adjustment to represent amortization expense of acquired intangible assets.